Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257261

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 25, 2021)

INVESCO DB G10 CURRENCY HARVEST FUND

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated August 25, 2021 (the “Prospectus”).

Beginning with the December 2021 index selection, Deutsche Bank Securities, Inc. will modify the selection process for determining which currencies to include in the Deutsche Bank G10 Currency Future Harvest Index®—Excess Return, the index the Invesco DB G10 Currency Harvest Fund (the “Fund”) seeks to track. Accordingly, as of December 8, 2021, the fifth, sixth and seventh paragraphs beneath the table on page 36 in the section entitled “Description of the Deutsche Bank G10 Currency Future Harvest Index®—Excess Return” are deleted and replaced with the following:

The Index Sponsor will review the currency carry ratio of each Eligible Index Currency. For each Eligible Index Currency other than USD, the currency carry ratio is equal to the price of the currency future expiring in the current month over the price of the currency future expiring in 3 months. For USD, the currency carry ratio is equal to 1. The Eligible Index Currencies are then ranked according to currency carry ratio. Eligible Index Currencies with the three highest currency carry ratios and three lowest currency carry ratios are selected as Index Currencies for inclusion in calculating the Index. If two Index Currencies have the same yield, then the previous quarter’s ranking will be used.

The Index is re-weighted quarterly. Upon re-weighting, the high currency carry ratio Index Currencies are allocated a base weight of 33 1/3% and the low currency carry ratio Index Currencies are allocated a base weight of -33 1/3%. These new weights are applied during the Index re-weighting period, which takes place between the fourth and third Index Business Days prior to the applicable IMM Date, or Index re-weighting period.

Shares of the Fund are listed on NYSE Arca, Inc. under the symbol “DBV.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is November 29, 2021.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBV-PRO-1-SUP-1 112921